UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 8, 2016

Date of report (Date of earliest event reported)

SOLAZYME, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35189	33-1077078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Gateway Boulevard South San Francisco, CA 94080		94080
(Address of Principal Executive Offices)		(Zip Code)

(650) 780-4777
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On March 10, 2016, Solazyme, Inc. (the “Company” or “Solazyme”) entered into a Stock Purchase Agreement (the “SPA”) with Glenhill Capital Advisors LLC, certain of its investment funds and certain other investors (the “Investors”) in connection with the private placement of 27,850 shares of its Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), for a per share purchase price of $1,000 per share. The Company expects to receive gross proceeds of $27.85 million in cash from the private placement and intends to use such proceeds for capital expenditures, working capital and general corporate purposes.

The private placement is expected to close as to 21,850 shares of Series A Preferred Stock on or about March 15, 2016 (the “Initial Closing”), as to 5,000 shares of Series A Preferred Stock on or about March 24, 2016 and as to 1,000 shares of Series A Preferred Stock on or about March 31, 2016 (collectively, the “Closings”), subject to the satisfaction of customary closing conditions, including the filing by the Company of a Certificate of Designations (defined below) and the execution and delivery by each of the Company and the Investors of a registration rights agreement and standstill agreements, which are described below. The SPA also contains customary representations, warranties and covenants including a requirement for the Company to indemnify the Investors for any losses resulting from breaches of the Company’s representations, warranties and covenants contained in the SPA.

Rights and Preferences of the Series A Preferred Stock

Pursuant to the terms of the SPA, the Company will file a Certificate of Designations of Preferences, Rights and Limitations of its Series A Convertible Preferred Stock (the “Certificate of Designations”) immediately prior to the Initial Closing. The Board of Directors has authorized 35,000 shares of Series A Preferred Stock pursuant to the Certificate of Designations. The Certificate of Designations will contain, among other things, the following terms:

•	Optional Conversion to Common Stock. Starting from four months after the Initial Closing, shares of the Series A Preferred Stock will be convertible at the option of the holders into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an initial conversion price of $2.00 per share, subject to customary adjustments in the event of stock splits and certain other changes to the Company’s capitalization. The 27,850 shares of Series A Preferred Stock that are expected to be issued pursuant to the SPA will be initially convertible into an aggregate of 13.9 million shares of Common Stock.

•	Mandatory Conversion. The Company can require the conversion of the outstanding shares of Series A Preferred Stock if either the trading price of the Common Stock is greater than three times the conversion price before the third anniversary of the Initial Closing or is greater than four times the conversion price thereafter, subject to certain customary conditions.

•	Dividends. The holders of the Series A Preferred Stock are entitled to participate equally and ratably with the holders of the Common Stock in all dividends and distributions to be paid on the Common Stock on an as-converted basis, subject to certain customary exceptions.

•	Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company or certain change of control transactions (each, a “Liquidation Event”), after satisfaction of all liabilities and obligations to creditors of the Company and distribution of any assets of the Company to the holders of any debt or any stock that is senior to the Series A Preferred Stock, and before any distribution or payment is made to holders of any junior stock, each holder of Series A Preferred Stock will be entitled to receive the greater of (i) a non-participating liquidation preference equal to $1,000 per share plus accrued and unpaid dividends; and (ii) the payment that would have been received if such shares had been converted into Common Stock immediately before such Liquidation Event.

•	Ranking. With respect to dividend rights or rights upon a Liquidation Event, the Series A Preferred Stock will rank senior to the Common Stock and each other class or series of stock that the Company may issue in the future that does not expressly provide that such class or series ranks equally with, or senior to, the Series A Preferred Stock. The Series A Preferred Stock will also rank junior to the Company’s existing and future indebtedness.

•	Voting Rights. Holders of the Series A Preferred Stock will be entitled to vote together as a single class with the holders of the Common Stock on all matters submitted for a vote by holders of the Common Stock, with each such holder of Series A Preferred Stock being entitled to cast a number of votes equal to the number of whole shares of Common Stock issuable upon conversion of such Series A Preferred Stock.

•	Board Representation. For so long as at 14,203 shares of Series A Preferred Stock remain outstanding, the holders of the Series A Preferred Stock will have the right to designate a nominee for election to the Company’s Board of Directors.

•	Protective Provisions. For so long as at least 11,140 shares of Series A Preferred Stock remain outstanding, the Company may not, without the approval of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock, create, authorize or issue any equity securities senior to the Series A Preferred Stock. In addition, for so long as at least 1,392 shares of Series A Preferred Stock remain outstanding, the Company may not, without the approval of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock: (i) amend any provision of the Certificate of Designations or the Company’s Amended and Restated Certificate of Incorporation or bylaws so as to adversely affect the rights, preferences or privileges of the Series A Preferred Stock; or (ii) declare or pay any divided on the Common Stock, subject to certain customary exceptions.

•	Transfer Restrictions. No holder of any shares of Series A Preferred Stock may transfer such shares except to an affiliate of such holder or the Company. If the transfer is to an affiliate, such affiliate must become a party to the Registration Rights Agreement (as defined below) and, if such affiliate would beneficially own five percent or more of the Company’s aggregate voting power, a Standstill Agreement (as defined below).

Registration Rights Agreement

Pursuant to the terms of the SPA, the Company and the Investors are required to enter into a registration rights agreement (the “Registration Rights Agreement”) at the applicable Closing, which contains demand registration rights and piggyback registration rights upon customary terms, limitations, exceptions and conditions. In addition, the Registration Rights Agreement provides that in the event that the holders of at least a majority of the Common Stock approve a merger or change of control transaction, the holders of the Series A Preferred Stock will be required to approve and vote in favor of such transaction and waive any applicable appraisal rights. The registration rights and the Company’s rights and obligations under the Registration Right Agreements, other than the drag-along rights, will terminate upon the earlier of the fifth anniversary of the date of the SPA, or at such time that a given holder’s registrable securities may be sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Standstill Agreements

Pursuant to the terms of the SPA, the Company and each of the Investors are required to enter into standstill agreements (the “Standstill Agreements”) at the applicable Closing. The Standstill Agreements will provide, among other things, that each Investor, together with its affiliates, will not purchase or otherwise acquire beneficial ownership of any securities representing in the aggregate more than 19.99% of the Company’s aggregate voting power. The Standstill Agreements will terminate upon the earlier of the fifth anniversary of the date of such agreement and a change of control transaction.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02. The shares of Series A Preferred Stock were offered and sold pursuant to the exemption from registration available pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D, promulgated under the Securities Act, on the basis that the offering is limited to accredited investors.

The Company has agreed to pay a consulting fee to a consultant in connection with the private placement equal to 3.00% of the gross proceeds from the sale of the shares of Series A Preferred Stock. As part of this payment, the Company granted the consultant an option on March 8, 2016 to purchase 200,000 shares of Common Stock at an exercise price of $1.66, which is approximately $250,000 of value based on a Black-Scholes valuation. The option was granted under the exemption from registration available pursuant to Section 4(a)(2) of the Securities Act on the basis that the consultant is an accredited investor. The exercise of the option is contingent upon the completion of the Initial Closing and, if exercisable, may be exercised in cash or pursuant to a cashless net exercise. The remaining amount of compensation will be paid in cash and will be calculated based on the actual gross proceeds received after the last Closing.

Cautionary Statement Regarding Forward-Looking Statements

The foregoing contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning Solazyme’s planned private placement of its Series A Preferred Stock, the terms of such private placement, the timing for completion of the transaction and the intended use of proceeds. When used herein, the words “will,” “expects,” “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Solazyme, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied herein due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: Solazyme’s ability to complete the private placement on the terms described above or at all, Solazyme’s ability to effectively execute its business and changes in general economic and market conditions, including the stock market. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Solazyme. Furthermore, Solazyme’s management retains broad discretion with respect to the use of the net proceeds of the private placement. In addition, please refer to the documents that Solazyme files with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, as updated from time to time, for a discussion of these and other risks. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. Solazyme is not under any duty to update any of the information herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SOLAZYME, INC.
(Registrant)

Date: March 11, 2016	By:	/s/ Paul T. Quinlan
Paul T. Quinlan
General Counsel and Secretary